Exhibit 10.47

[DIRECTOR] 2019 RSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Number of RSUs	###TOTAL_AWARDS###
Currency of RSUs:	[USD] / [CAD]
Applicable Exchange:	[NYSE] / [TSX]
Settlement Date:	###VEST_SCHEDULE_TABLE###

This Grant Agreement (this "Agreement") is between you ("Participant") and Encana Corporation (the "Corporation").

WHEREAS the Corporation has established the Omnibus Incentive Plan of Encana Corporation (the "Plan") and all capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan;

AND WHEREAS Participant is a non-employee director of the Corporation and the Committee has authorized the granting to Participant of certain restricted share units (the "RSUs") in such number as set out above pursuant to, and in accordance with, the provisions of the Plan and this Agreement;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.

Grant of RSUs. Effective as of the Grant Date specified above, the Corporation hereby grants the RSUs to Participant, in accordance with and subject to the terms and conditions of the Plan and this Agreement. Each RSU represents the right to receive, subject to the terms and conditions of the Plan and this Agreement, either (a) one Share or (b) a cash payment equal to the Fair Market Value of one Share as of the date of settlement, as determined by the Committee in its sole discretion (in each case, the "Settlement RSU Payment").

2.

Dividend Equivalent RSUs. When cash dividends are paid by the Corporation on outstanding Shares, the Corporation shall credit additional dividend equivalent RSUs ("DEUs") with respect to the RSUs in accordance with this Section 2. The number of such DEUs (including fractional DEUs) to be credited in respect of each dividend record date will be calculated by dividing the aggregate amount of the cash dividend that would have been paid to Participant if the RSUs and DEUs outstanding at such dividend record date had been Shares by the closing price per Share on the Applicable Exchange on the Trading Day immediately preceding the dividend payment date for such cash dividends. Each whole DEU represents the right to receive, subject to the terms and conditions of the Plan and this Agreement, the Settlement RSU Payment. DEUs shall be subject to the same terms and conditions as the RSUs and shall be settled at the same time and in the same form as the RSUs to which such DEUs relate. Fractional DEUs shall be rounded up to the nearest whole number as of the date of settlement.

3.

RSU Account. An account shall be maintained by the Corporation for Participant and will be credited with RSUs (including DEUs) received by Participant pursuant to Sections 1 and 2. Such RSUs will be fully vested upon being credited to Participant's account and the entitlement to future payment for such RSUs shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.
4.	Settlement Date. The RSUs shall become payable on the settlement date or dates specified above (each such date, a "Scheduled Settlement Date"), except as otherwise provided in Section 7 below.
5.	Effect of Change in Control. In the event of a Change in Control, all RSUs credited to Participant's account shall be treated as CIC Vested Awards.
6.

Effect of Blackout Period. Where, for any reason, the Fair Market Value determined as of the applicable Settlement Date would be calculated using a Trading Day that is within a Blackout Period, then the deemed Settlement Date solely for purposes of calculating the Settlement RSU Payment shall be the sixth Trading Day immediately following the end of such Blackout Period to permit the Settlement RSU Payment to be determined based on Trading Days which occur immediately following the end of any such Blackout Period.

7.	Settlement of RSUs.
(a)

The RSUs will be settled, subject to Sections 7(b) and 14(c)(iii), within 30 days following the earliest to occur of (i) the applicable Scheduled Settlement Date, (ii) a Change in Control, (iii) Participant's Termination of Service or death; provided that, if the RSUs constitute a Section 409A Amount, then clause (ii) will not apply if the Change in Control does not constitute a 409A Change of Control.

(b)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Committee shall not settle any RSUs (including DEUs) granted pursuant to this Agreement in Shares unless and until either (a) the Plan is approved by the Corporation’s shareholders at its 2019 annual general meeting; or (b) the RSUs and DEUs are approved by the Corporation’s shareholders.

8.

Compliance with Law; Tax Withholding. The Corporation's grant of the RSUs or payment of Shares or cash pursuant to the RSUs is subject to compliance with Applicable Law. As a condition of participating in the Plan, Participant hereby agrees to comply with all such Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, Participant hereby acknowledges and agrees that any payment or settlement to Participant in respect of the RSUs shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law. The provisions of Section 14.4 (Required Taxes) of the Plan shall apply to the RSUs; provided that, if the Participant is an individual covered under Section 16 of the Exchange Act at the time that a taxable event with respect to RSUs occurs, then the Corporation's withholding obligations, if any, with respect to such taxable event will be satisfied by the Corporation withholding from the Shares deliverable pursuant to the RSUs a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).

9.	No Right to Continue as a Director. Neither the Plan nor any action taken thereunder shall be deemed to give Participant the right to continue service as a director of the Corporation.
10.

No Rights as a Shareholder. Participant shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) distributed to Participant upon settlement of Participant's RSUs in accordance with and in the manner provided for in this Agreement.
11.	Amendment.
(a)	Subject to Section 12.3 of the Plan, this Agreement may be unilaterally amended by the Committee.
(b)

Notwithstanding anything to the contrary in the Plan or this Agreement, if the Plan is not approved by the Corporation’s shareholders at its 2019 annual general meeting, the Corporation may unilaterally amend the terms of this Agreement, without obtaining the consent of Participant, to cause this Agreement to be governed by the Restricted Share Unit Plan for Directors of Encana Corporation.

12.

Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon Participant and all other persons claiming or deriving rights through Participant.

13.

Choice of Law. This Agreement and the rights of all parties hereunder and the construction of each and every provision hereof shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to the principles of conflicts of law, and the federal laws of Canada, as applicable. In the event of a dispute, Participant agrees to submit to the jurisdiction of the courts of the Province of Alberta.

14.	Section 409A.
(a)

The RSUs and this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, to the extent that the RSUs constitute a Section 409A Amount, it is intended that the RSUs and this Agreement be administered in all respects in accordance with Section 409A of the Code. However, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Participant or for Participant's account in connection with the Plan, the RSUs and/or this Agreement (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)	Each payment under any of the RSUs shall be treated as a separate payment for purposes of Section 409A of the Code.
(c)	If the RSUs constitute a Section 409A Amount, the following provisions shall apply:
(i)	In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under the RSUs.
(ii)	Participant will not be considered to have experienced a Termination of Service unless Participant has experienced a Separation from Service.
(iii)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, if Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), to the extent required to avoid the imposition of excise tax or penalties under Section 409A of the Code, Shares subject to the RSUs that would otherwise be payable by reason of

Participant's Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the U.S. Participant's Separation from Service. If Participant dies following the Separation from Service and prior to the payment of any Shares delayed on account of Section 409A of the Code, such Shares shall be paid or provided to the personal representative of Participant's estate within 30 days following the date of Participant's death.

15.

Personal Information. Participant agrees to the collection, use and disclosure of personal information about Participant (including, without limitation, personal employee information about Participant) (collectively, "Personal Information") by the Corporation or its Affiliates for purposes of administering and managing the grant of RSUs to Participant hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the "Purposes").

Without limiting the generality of the foregoing, Participant agrees to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes ("Service Provider"), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. Participant agrees that any acceptance or consent indicated by Participant in electronic form to any documents provided to Participant by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Participant's written acceptance or consent thereto.

Participant further agrees to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. Participant acknowledges and agrees that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. Participant acknowledges and agrees that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should Participant have any questions regarding the Corporation's collection, use and disclosure of Participant's Personal Information, Participant should contact Encana's Privacy Officer at privacy@encana.com.

16.

Participant understands that by indicating Participant's acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), Participant confirms Participant has received and reviewed the Plan and this Agreement, which contain legal terms, and that Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams

Executive Vice-President, Corporate Services